Exhibit 99.1

The following table provides a reconciliation of adjusted EBITDA by reportable segment to consolidated results:

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2006	% of Rev	2005	% of Rev	2006	% of Rev	2005	% of Rev
Revenue
Nurse and allied healthcare staffing	$181,473		$160,689		$359,197		$317,531
Locum tenens staffing	66,954		—		131,501		—
Physician permanent placement services	12,749		—		24,743		—

	$261,176		$160,689		$515,441		$317,531

Adjusted EBITDA (1)
Nurse and allied healthcare staffing	$11,174	6.2%	$10,494	6.5%	$26,124	7.3%	$19,965	6.3%
Locum tenens staffing	4,957	7.4%	—		9,618	7.3%	—
Physician permanent placement services	3,329	26.1%	—		5,494	22.2%	—

	19,460		10,494		41,236		19,965
Depreciation and amortization	2,524		1,457		4,990		2,536
Non-cash stock-based compensation	1,791		41		3,158		81
Interest expense, net	4,345		1,733		8,492		3,489

Income before income taxes	10,800		7,263		24,596		13,859
Income tax expense	3,529		2,847		9,024		5,450

Net income	$7,271		$4,416		$15,572		$8,409

(1)	Adjusted EBITDA represents net income plus interest expense (net of investment income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.